Exhibit 99.1

MYnd Analytics Provides Business Update and Reports Significant Increase
in Revenues for the Second Quarter of 2018

Mission Viejo, CA, May 15, 2018 –MYnd Analytics, Inc. (NASDAQ: MYND) (“MYnd” or the “Company”), a market leader in reducing costs and improving the delivery of mental health services through the combination of telemedicine and data analytics/artificial (augmented) intelligence, today provided a business update and reported financial results for the second quarter and six months ended March 31, 2018.

The Company continues to integrate its recently acquired Arcadian Telepsychiatry business into its legacy business and is pleased to announce revenues of $459,900 for the second quarter and $581,900 for the six months ended March 31, 2018 compared with revenues of $31,900 for the second quarter ended March 31, 2017 and $54,100 for the six months ended March 31, 2017.

“Telemedicine is one of the fastest growing areas of healthcare services today and directly addresses the shortage of mental health providers and the growing need for behavioral health services,” stated George Carpenter, CEO of MYnd. “Although many companies provide broad telehealth services within the U.S., our focus is telebehavioral health, which is uniquely suited for telemedicine as patients can consult with their mental health provider from the comfort, convenience and privacy of their home. The acquisition of Arcadian may also provide us an opportunity to leverage our PEER platform by combining Arcadian’s capabilities with MYnd’s data analytics capabilities to provide patients greater access to care, lower costs, and help doctors to reduce trial and error prescribing.”

“We continue to commercialize our Psychiatric EEG Evaluation Registry (“PEER”) platform technology. Specifically, our first payor demonstration project with Horizon Healthcare Services, Inc. in New Jersey is under way, and we look forward to adding additional payor pilot programs with other payers in 2018. We believe these programs will serve as further validation of the cost savings and reduction in trial and error prescribing when utilizing the PEER report to assist in treatment decision making. Once armed with the data of this pilot project, we plan to aggressively target major payer organizations across the county. In New Jersey alone, Horizon represents a $48 million potential annual market for PEER, and there are hundreds of such organizations nationwide.”

Net loss for the three months ended March 31, 2018 was approximately $2.7 million, compared to approximately $1.5 million for the same period ended March 31, 2017. The change in net loss reflects increased costs related to the acquisition of Arcadian, as well as increased general and administrative costs related to the hiring of additional operational staff, sales and marketing costs related to additional headcount for sales and call center staff, as well as social media expenses. While expenses were higher than anticipated over the past two quarters, significant cost cutting measures have been taken with the integration of Arcadian..

As of March 31, 2018, the Company had $2.4 million in cash and cash equivalents and a working capital surplus of approximately $0.8 million. The Company significantly increased its cash position and improved the balance sheet raising $4,460,000 between March 29th and May 8th, 2018.

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 39,000 outcomes for over 11,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications. To learn more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

MYnd also operates its wholly owned subsidiarity Arcadian Telepsychiatry Services LLC which manages a suite of services including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. Arcadian utilizes patient engagement and re-engagement strategies so that care is effectively completed, helping to comfortably move inpatient care to outpatient, assisting patients in readjusting to their life routine, as well as reducing wait times for mental health treatment. Arcadian’s customer base includes major health plans, health systems, and community-based organizations.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as statements regarding the integration of Arcadian into MYnd, future revenues, future earnings, future number of patients or clients, developments relating to reimbursement and the health care market, regulatory developments, market developments, new products and growth strategies, our ability to successfully expand into various market channels, the ability of our products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses, our ability to provide greater access to care, lower costs and help doctors reduce trial and error prescribing, our ability to target major payors or identify pilot programs, our ability to expand globally in areas where there is an opportunity to improve treatment in mental health, Arcadian's ability to utilize patient engagement and re-engagement strategies effectively, Arcadian's ability to retain its customer base, the ability of Arcadian to grow and scale its services for payers, Arcadian's ability to reduce patient suffering through increased access to care, Arcadian's ability to use MYnd’s data analytics capabilities to successfully reduce trial and error prescribing, Arcadian‘s ability to satisfy and comply with substantial state and Federal laws and regulations relating to the provision of health care, the increased costs and liabilities to MYnd of the Arcadian business, which has never generated a profit, the effects of any of the foregoing on MYnd’s or Arcadian's future results or operations or financial conditions, the ability of MYnd’s and Arcadian's products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses, as well as those risks and uncertainties set forth in MYnd's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com